Filed Pursuant to Rule 424 (b)(2)
 Registration Statement No. 333-156118

Pricing Supplement No. 158
(To Prospectus and Prospectus Supplement each dated December 15, 2008)

$1,000,000,000
AKTIEBOLAGET SVENSK EXPORTKREDIT (PUBL)
(Swedish Export Credit Corporation)
1.750% Notes
Due October 2015
Issue Price: 99.886%

These notes are issued by Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation or “SEK”).  The notes will mature on October 20, 2015.  The notes will not be redeemable before maturity except for tax reasons and will not be entitled to the benefit of any sinking fund.

Interest on the notes will be payable on each April 20 and October 20, commencing April 20, 2011, to and including the maturity date.

Application will be made to the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 (the “UK Listing Authority”) for the notes to be admitted to the official list of the UK Listing Authority (the “Official List”) and to the London Stock Exchange plc (the “London Stock Exchange”) for such notes to be admitted to trading on the London Stock Exchange’s regulated market.

See “Risk Factors” beginning on page P-3 to read about factors you should consider before buying the notes.

THE NOTES ARE OBLIGATIONS OF SEK, AND NOT THE KINGDOM OF SWEDEN.

Neither the Securities and Exchange Commission nor any other US regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the prospectus and prospectus supplement to which it relates. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	99.886%	U.S.$	998,860,000
Underwriting discount	0.125%	U.S.$	1,250,000
Proceeds to the Company	99.761%	U.S.$	997,610,000

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	US$1,000,000,000	99.886%	US$998,860,000	US$71,137.53(1)
(1)
The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. Pursuant to Rule 457 (p) under the Securities Act, US$103,204.42 of the registration fees paid in respect of the securities covered by the registration statement of which this pricing supplement is a part remains unused. US$71,137.53 of that amount is being offset against the registration fee for this offering and US$32,066.89 remains available for future registration fees.

The Joint Lead Managers expect to deliver the notes to investors through the facilities of The Depository Trust Company, Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., as operator of the Euroclear system, on or about October 20, 2010.

Joint Lead Managers

BofA Merrill Lynch     Credit Suisse     Goldman Sachs International

The date of this pricing supplement is October 13, 2010.

ABOUT THIS PRICING SUPPLEMENT

This pricing supplement is a supplement to:

•	the accompanying prospectus supplement dated December 15, 2008 relating to our medium-term notes, series E, due nine months or more from date of issue and

•	the accompanying prospectus dated December 15, 2008 relating to our debt securities.

If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.

You should read this pricing supplement along with the accompanying prospectus supplement and prospectus.  All three documents contain information you should consider when making your investment decision.  You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement.  We have not authorized anyone else to provide you with different information.  We and the Joint Lead Managers are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement and the accompanying prospectus supplement and prospectus is current only as of its date.

This pricing supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which it is unlawful for such person to receive or make such an offer.  The offer or sale of notes may be restricted by law in certain jurisdictions, and you should inform yourself about, and observe, any such restrictions.

To the extent that an offer of the notes is made in any EEA Member State that has implemented Directive 2003/71/EC (together with any applicable implementing measures in any Member State, the “Prospectus Directive”) before the date of publication of a prospectus in relation to the notes which has been approved by the competent authority in that Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in that Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).  The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons.  Any person who is not a relevant person should not act or rely on this document or any of its contents.

In connection with the issue of the notes, the Joint Lead Managers (or persons acting on their behalf), may over-allot notes (provided that the aggregate principal amount of notes allotted does not exceed 105% of the aggregate principal amount of the notes) or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Joint Lead Managers (or persons acting on their behalf) will undertake stabilization action. Any stabilization action, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to incorporate by reference the information we file with them.  This means:

•	incorporated documents are considered part of this pricing supplement;

•	we can disclose important information to you by referring you to those documents;

•	information in this pricing supplement automatically updates and supersedes information in earlier documents that are incorporated by reference in the prospectus; and

•	information that we file with the SEC that we incorporate by reference in this pricing supplement will automatically update and supersede this pricing supplement.

We incorporate by reference the documents listed below which we have filed with the SEC under the Securities Exchange Act of 1934:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2009, which we filed with the SEC on April 1, 2010;

•	our report on Form 6-K which we furnished to the SEC on April 30, 2010; and

•	our report on Form 6-K which we furnished to the SEC on August 16, 2010.

We also incorporate by reference each of the following documents that we may file with the SEC after the date of this pricing supplement but before the end of the notes offering:

•
any report on Form 6-K filed by us pursuant to the Securities Exchange Act of 1934 that indicates on its cover or inside cover page that we will incorporate it by reference in the registration statement of which this pricing supplement forms a part; and

•	reports filed under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934.

You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

AB Svensk Exportkredit
(Swedish Export Credit Corporation)
Västra Trädgårdsgatan 11B
10327 Stockholm, Sweden
Tel: 011-46-8-613-8300

The exchange rate for converting U.S. dollars into Swedish kronor was 6.6730 Skr per U.S. dollar on October 8, 2010, based on the Federal Reserve Statistical Release publication of Foreign Exchange Rates (Weekly) (the latest date for which such data is available).

RISK FACTORS

Prospective investors should read the entire pricing supplement along with the accompanying prospectus supplement and prospectus.  Investing in the notes involves certain risks and is suitable only for investors who have the knowledge and experience in financial and business matters necessary to enable them to evaluate the risks and the merits of such an investment.  Prospective investors should make such inquiries as they deem necessary without relying on us or the Joint Lead Managers and should consult with their financial, tax, legal, accounting and other advisers, prior to deciding to make an investment in the notes.  Prospective investors should consider, among other things, the following:

Risks Relating to the Notes

The notes lack a developed public market.

There can be no assurance regarding the future development of a market for the notes or the ability of the holders of the notes to sell their notes or the price at which such holders may be able to sell their notes.  If such a market were to develop, the notes may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and our financial condition.  Although application will be made for the notes to be admitted to trading on the London Stock Exchange, there is no assurance that such application will be accepted or that an active trading market will develop.  Accordingly, there is no assurance as to the development or liquidity of any trading market for the notes and, therefore, any prospective purchaser should be prepared to hold the notes indefinitely or until the maturity or final redemption of such notes.

The notes may be redeemed prior to maturity.

If, due to the imposition by Sweden or one of its political subdivisions or taxing authorities of any tax, assessment or governmental charge subsequent to the issue date, we become obligated to pay additional amounts, we may at our option redeem all, but not less than all, the notes by giving notice specifying a redemption date at least 30 days, but not more than 60 days, after the date of the notice. In such a circumstance, the notes could be redeemed at a time when prevailing interest rates may not enable an investor to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

Taxation

Potential investors in the notes should consult their own tax advisers as to which countries’ tax laws could be relevant to acquiring, holding and disposing of notes and receiving payments of interest, principal and/or other amounts or delivery of securities under the notes and the consequences of such actions under the tax laws of those countries.

Risks Relating To SEK

Certain risk factors which could affect our business are contained in our Annual Report on Form 20-F for the year ended December 31, 2009, filed with the SEC on April 1, 2010 and incorporated by reference herein. See the information under “Risk Factors” beginning on page 4 of our Annual Report on Form 20-F.

DESCRIPTION OF THE NOTES

You should read the following description of the particular terms of the notes in conjunction with the description of the general terms and provisions of the notes set forth in the accompanying prospectus supplement and of the Debt Securities (as defined below) set forth in the accompanying prospectus.  If this summary differs in any way from the descriptions in the prospectus or the prospectus supplement, you should rely on this summary.

We will issue the notes under the indenture, dated as of August 15, 1991, between us and the predecessor in interest to The Bank of New York Mellon Trust Company, N.A. (directly or as the successor in interest to another party), as supplemented by supplemental indentures dated as of June 2, 2004, January 30, 2006, October 23, 2008 and March 8, 2010 (together, the “Indenture”).  The information contained in this section and in the prospectus and the prospectus supplement summarizes some of the terms of the notes and the indenture.  This summary does not contain all of the information that may be important to you as a potential investor in the notes.  You should read the Indenture before making your investment decision.  We have filed copies of these documents with the SEC and we have filed or will file copies of these documents at the offices of the trustee and the paying agents.

For the purposes hereof, the term “Debt Securities” used in the prospectus, and the term “notes” used in the prospectus supplement, include the notes we are offering in this pricing supplement.

Principal Amount:	US$1,000,000,000

Issue Price:	99.886% of the Principal Amount

Pricing Date:	October 13, 2010

Issue Date:	October 20, 2010

Maturity Date:	October 20, 2015

Redemption Amount:	100% of the Principal Amount

Specified Currency:	U.S. dollars (US$)

Interest Rate:	1.750% per annum, calculated on the basis of a 360-day year of twelve 30-day months.

Spread to Benchmark Treasury:	T + 63 basis points

Benchmark Treasury:	UST 1.250% due September 30, 2015.

Yield:	1.774%

Interest Payment Dates:
April 20 and October 20, commencing April 20, 2011, to and including the Maturity Date.  If any Interest Payment Date is not a Business Day, we may make the payment then due on the first following Business Day with the same force and effect as if made on such Interest Payment Date.

Regular Record Dates:	Fifteen calendar days immediately preceding each Interest Payment Date.

Business Day:
Any day, other than a Saturday or Sunday, that is a day on which commercial banks are generally open for business in New York City and London and on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) is open.

Optional Redemption:
We cannot redeem the notes prior to maturity unless, due to the imposition by Sweden or one of its political subdivisions or taxing authorities of any tax, assessment or governmental charge subsequent to the issue date, we would become obligated to pay additional amounts.  If such an imposition occurs, we may at our option redeem all, but not less than all, the notes by giving notice specifying a redemption date at least 30 days, but not more than 60 days, after the date of the notice.  The redemption price will be 100% of the principal amount thereof, together with accrued interest to the redemption date.

Form:
The notes will be represented by one or more global securities, registered in the name of The Depository Trust Company or its nominee.  Except as described herein, notes in definitive form will not be issued.

Denomination:	The notes will be issued in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

Joint Lead Managers:	Banc of America Securities LLC, Credit Suisse Securities (Europe) Limited and Goldman Sachs International

Method of Payment:	Immediately available funds

Listing:	We will apply for the notes to be admitted to listing on the Official List of the UK Listing Authority and to trading on the regulated market of the London Stock Exchange.

Securities Codes:

CUSIP:	00254EKM39

ISIN:	US00254EKM39

Common Code:	055150672

Trustee:	The Bank of New York Mellon Trust Company, N.A. (directly or as the successor in interest to another party).

Further Issues:
We may from time to time, without the consent of existing holders, create and issue further notes having the same terms and conditions as the notes being offered hereby in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon.  Additional notes issued in this manner will be consolidated with, and will form a single series with, the previously outstanding notes.

Payment of Principal and Interest:	Under the laws of New York, claims relating to payment of principal and interest on the notes will be prescribed according to the applicable statute of limitations.

Governing Law:	New York

Further Information:	See “General Information”.

USE OF PROCEEDS

We expect that the net proceeds from the issuance of the notes will be US$997,610,000, after deduction of underwriting commissions of 0.125%.  We will use the net proceeds for general corporate purposes.

PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in an Agency Agreement dated December 15, 2008, and a Terms Agreement dated October 13, 2010 (the “Agreements”), we have agreed to sell to the Joint Lead Managers and the Joint Lead Managers have agreed to purchase, all of the notes offered hereby at 99.886% of the aggregate principal amount (prior to deduction of the aforementioned underwriting commissions).

Under the terms and conditions of the Agreements, the Joint Lead Managers are committed to take and pay for all of the notes, if any are taken.

The Joint Lead Managers have advised us that they intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice.  We cannot give any assurance as to the liquidity of the trading market for the notes.

In connection with the issue of the notes, the Joint Lead Managers (or persons acting on their behalf), may over-allot notes (provided that the aggregate principal amount of notes allotted does not exceed 105% of the aggregate principal amount of the notes) or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Joint Lead Managers (or persons acting on their behalf) will undertake stabilization action. Any stabilization action, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes.

Delivery of the notes will be made against payment on or about the fifth business day following the date of this pricing supplement.  Trades of securities in the United States secondary market generally are required to settle in three business days, referred to as T+3, unless the parties to a trade agree otherwise.  Accordingly, by virtue of the fact that the initial delivery of the notes will not be made on a T+3 basis, investors who wish to trade the notes before a final settlement will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

We have agreed to indemnify the Joint Lead Managers against, or to make contributions relating to, certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended.

From time to time the Joint Lead Managers and their affiliates have, and in the future may, engage in transactions with and perform services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of one of the Joint Lead Managers has entered into swap transactions with us associated with this offering of notes.

The Joint Lead Managers have agreed to pay the out-of-pocket expenses (other than our internal costs and expenses) of the issue of the notes.

We will apply for the notes to be admitted to listing on the Official List of the UK Listing Authority and to trading on the regulated market of the London Stock Exchange.  The Joint Lead Managers reserve the right to withdraw, cancel or modify any offer and to reject orders in whole or in part.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the Joint Lead Managers has or will have represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This EEA selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

Each of the Joint Lead Managers has or will have represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Italy

Each of the Joint Lead Managers has or will have represented and agreed that the offering of the notes has not been and will not be registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Prospectus Directive and Italian securities legislation and, accordingly, the notes may not be and will not be offered, sold or distributed and no copy of this pricing supplement or any other offer document may be or will be distributed in the Republic of Italy (“Italy”) in an offer to the public of financial products under the meaning of Article 1, paragraph 1, letter t) of Legislative Decree no. 58 of 24 February 1998 (the “Consolidated Financial Services Act”), unless an exemption applies.

Accordingly, the notes shall only be offered, sold or delivered in Italy:

(a) to qualified investors (investitori qualificati), pursuant to Article 100 of the Consolidated Financial Services Act as defined in Article 34-ter of CONSOB Regulation no. 11971 dated 14 May 1999, as amended (“Regulation no. 11971”); or

(b) in any other circumstances where an express exemption from compliance with the restrictions on offers to the public applies, as provided under the Consolidated Financial Services Act or Regulation no. 11971.

Moreover, and subject to the foregoing, any offer, sale or delivery of the notes or distribution of copies of this pricing supplement or any other document relating to the notes in Italy under (a) or (b) above must be:

(i)
made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Consolidated Financial Services Act, Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”), CONSOB Regulation No. 16190 of 29 October 2007, all as amended;

(ii)
in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the Bank of Italy may request information on the offering or issue of securities in Italy; and

(iii)	in compliance with any other applicable laws and regulations, including any limitation or requirement which may be imposed from time to time, inter alia, by CONSOB or the Bank of Italy.

Any investor having acquired notes in an offering is solely responsible for ensuring that any offer or resale of the notes it acquires in this offering occurs in compliance with applicable laws and regulations.

Article 100-bis of the Consolidated Financial Services Act affects the transferability of the notes in Italy to the extent that any placing of the notes is made solely with qualified investors and such notes are then systematically resold to non-qualified investors on the secondary market at any time in the 12 months following such placing. Where this occurs, if a prospectus compliant with the Prospectus Directive has not been published, purchasers of notes who are acting outside of the course of their business or profession may in certain circumstances be entitled to declare such purchase void and to claim damages from any authorized person at whose premises the notes were purchased, unless an exemption provided for under the Consolidated Financial Services Act applies.

GENERAL INFORMATION

We have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the notes.

Application will be made to the UK Listing Authority for the notes to be admitted to the Official List and to the London Stock Exchange for such notes to be admitted to trading on the London Stock Exchange’s regulated market.

We are not involved in any litigation or arbitration proceedings relating to claims or amounts which are material in the context of the issuance of the notes nor, so far as we are aware, is any such litigation or arbitration pending or threatened.  Except as disclosed in the prospectus, the prospectus supplement and the documents considered part of them, there has been no material adverse change in our prospects since December 31, 2009, nor has there been any significant change in our financial or trading position which has occurred since December 31, 2009.

We have consented to the non-exclusive jurisdiction of the courts of the State of New York and the U.S. courts located in the City of New York with respect to any action that may be brought in connection with the notes.

Under the Indenture, we have irrevocably appointed Mr. David Dangoor, the honorary consul general of the Kingdom of Sweden in The City of New York as our authorized agent for service of process in any action based on the notes or the Indenture brought against us in any U.S. state or federal court in The City of New York.  The contact information for Mr. Dangoor is as follows:

David Dangoor
Honorary Consul General of Sweden
455 Park Avenue, 21st Floor
New York, New York 10022
Tel. No.: +1-212-888-3000

The Indenture provides that any money deposited with the trustee or any paying agent, or then held by us, in trust for the payment of any principal of or interest on the notes that is unclaimed for two years after such principal or interest has become due and payable will be paid to us, or if then held by us, will be discharged from such trust.

We accept responsibility for the information contained in the prospectus, the prospectus supplement and this pricing supplement.  We will also accept responsibility for any information contained in the application that will made to the UK Listing Authority for the notes to be admitted to the Official List and to the London Stock Exchange for such notes to be admitted to trading on the London Stock Exchange’s regulated market.  We have taken all reasonable care to ensure that the information contained in the prospectus, the prospectus supplement and this pricing supplement is in accordance with the facts and does not omit anything likely to affect the import of such information.

This document is an advertisement for the purposes of applicable measures implementing the Prospectus Directive.  A prospectus prepared pursuant to the Prospectus Directive is intended to be published, which, when published, can be obtained from the offices of the Company.

We are furnishing this pricing supplement and the accompanying prospectus and prospectus supplement solely for use by prospective investors in connection with their consideration of a purchase of the notes.  We confirm that:

•	the information contained in this pricing supplement and the accompanying prospectus and prospectus supplement is true and correct in all material respects and is not misleading;

•	we have not omitted other facts, the omission of which makes this pricing supplement and the accompanying prospectus and prospectus supplement as a whole misleading; and

•	we accept responsibility for the information we have provided in this pricing supplement and the accompanying prospectus and prospectus supplement.

CLEARANCE THROUGH DTC, EUROCLEAR AND CLEARSTREAM, LUXEMBOURG

The notes have been accepted for clearance through DTC under CUSIP US00254EKM39.  The notes have also been accepted for clearing through Euroclear and Clearstream, Luxembourg under Common Code 055150672 and ISIN 00254EKM3.

We will issue the notes as global notes registered in the name of Cede & Co., as nominee for DTC.  You may hold book-entry interests in a global note through organizations that participate, directly or indirectly, in the DTC, Clearstream, Luxembourg and Euroclear systems, as applicable.  Book-entry interests in and all transfers relating to the notes will be reflected in the book-entry records of DTC or its nominee and, where applicable, the book-entry records of Euroclear and Clearstream, Luxembourg.

For further information concerning clearance and settlement procedures, see “Description of the Notes—Form of the Notes” and “—Global Clearance and Settlement Procedures” in the prospectus supplement.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this pricing supplement.  You must not rely on any unauthorized information or representations.   This pricing supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement is current only as of its date.

US$1,000,000,000

AKTIEBOLAGET SVENSK
EXPORTKREDIT (PUBL)
(Swedish Export
Credit Corporation)

1.750% Notes
Due October 2015

Joint Lead Managers

BofA Merrill Lynch

Credit Suisse

Goldman Sachs International

TABLE OF CONTENTS
Page
Pricing Supplement
About This Pricing Supplement	P-1
Incorporation of Information We File with the SEC	P-2
Risk Factors	P-3
Description of the Notes	P-4
Use of Proceeds	P-6
Plan of Distribution	P-6
General Information	P-9
Clearance Through DTC, Euroclear and Clearstream Luxembourg	P-10
Prospectus Supplement
About this Prospectus Supplement	S-1
Summary Description of the Notes	S-2
Risks Associated with Foreign Currency Notes and Indexed Notes	S-4
Currency Exchange Information	S-6
Description of the Notes	S-7
United States Federal Income Tax Considerations	S-20
Plan of Distribution	S-24
Prospectus
About this Prospectus	3
Incorporation of Information We File with the SEC	3
Forward-Looking Statements	4
Enforcement of Liabilities; Service of Process	4
Prospectus Summary	5
Use of Proceeds	9
Capitalization	9
Description of Debt Securities	10
Description of Index Warrants	16
Swedish Taxation	19
Plan of Distribution	20
Exchange Controls and Other Limitations Affecting Security Holders	21
Validity of the Debt Securities	21
Authorized Representative	21
Expenses	21
Experts	22
Where You Can Find More Information	22

Issuer

AB Svensk Exportkredit
(Swedish Export Credit Corporation)
Västra Trädgårdsgatan 11B
SE-10327 Stockholm
Sweden

Joint Lead Managers

Banc of America Securities LLC Bank of America Tower One Bryant Park New York, New York 10036 United States of America	Goldman Sachs International Peterborough Court 133 Fleet Street London EC4A 2BB United Kingdom	Credit Suisse Securities (Europe) Limited One Cabot Square London E14 4QJ United Kingdom

Trustee

The Bank of New York Mellon Trust Company, N.A.
101 Barclay Street
New York, NY 10007
United States of America

Legal Advisers

To the Issuer Advokatfirman Vinge KB Smålandsgatan 20 SE-11187 Stockholm Sweden	To the Joint Lead Managers Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 United States of America

Auditors of the Issuer

Ernst & Young AB
Jakobsbergsg. 24
SE-10399 Stockholm
Sweden